Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-138323, 333-61572, 333-57742 and 333-65673) of Young Innovations, Inc. of our report dated March 11, 2011, relating to the consolidated financial statements and schedule, and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Young Innovations, Inc. for the year ended December 31, 2010.

/s/ Crowe Horwath LLP
Oak Brook, Illinois
March 11, 2011